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                                                                Exhibit (a)(3)


                              NOTICE OF WITHDRAWAL

     If you previously elected to accept PLC Systems Inc.'s offer to you to ask it to exchange your options, but you would like to change your decision and withdraw, you must sign this Notice of Withdrawal and return it to James Thomasch by fax at (508) 541-7990 or by mail at 10 Forge Park, Franklin, Massachusetts 02038 on or before 5:00 p.m., Eastern Daylight Time, on September 25, 2002, unless the offer is extended. If you have questions, please contact James Thomasch at (508) 541-8800.

To PLC Systems Inc.

     I previously received a copy of the Offer to Exchange Outstanding Stock Options dated August 26, 2002 and the Election Form. I signed and returned the Election Form, in which I chose to accept PLC Systems Inc.'s offer to ask it to exchange my options. I now wish to withdraw all of the options I surrendered for exchange. I understand that by signing this Notice of Withdrawal and delivering it to you, I will be withdrawing my previous acceptance of the offer and I will not be surrendering any options for exchange. I have read and understood all of the terms and conditions of the offer to exchange options, including the consequences of a withdrawal.

     I understand that in order to withdraw, I must sign, date and deliver this Notice of Withdrawal to you on or before 5:00 p.m. Eastern Daylight Time, on September 25, 2002, or if PLC Systems Inc. extends the deadline to exchange options, before the extended expiration of the offer.

     By rejecting the offer to ask PLC Systems Inc. to exchange options, I understand that I will not receive any new options and I will keep my old options (with the same exercise price as before). These options will continue to be governed by the stock option plan(s) under which they were granted and existing option grant documents between PLC Systems Inc. and me.

     I have completed and signed the following exactly as my name appears on my original Letter of Transmittal.

     I do not accept the offer to exchange any of my options.



[X] ____________________________________________________________________________
                                    Signature


Date:            , 2002

Name:  _________________________________________________________________________
                                  (Please Print)

Tax ID/Social Security No.: ____________________________________________________




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